UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 22, 2012, each of Steve Beeks, Co-Chief Operating Officer and President, Motion Picture Group, of Lions Gate Entertainment Corp. (the “Company”), and Wayne Levin, General Counsel and Executive Vice President, Corporate Operations, of the Company, and on March 23, 2012, James Keegan, Chief Financial Officer of the Company, entered into a written stock sales plan in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding securities transactions.

Under Mr. Beeks’ stock sales plan, a broker not affiliated with the Company may sell an aggregate of 140,000 common shares of the Company, issued pursuant to vested restricted share units held by Mr. Beeks, over a three week period ending on or about April 30, 2012. Under Mr. Levin’s stock sales plan, a broker not affiliated with the Company may sell an aggregate of 240,000 common shares of the Company, issued pursuant to vested restricted share units held by Mr. Levin, over a three week period ending on or about April 30, 2012. Under Mr. Keegan’s stock sales plan, a broker not affiliated with the Company may sell an aggregate of 75,000 common shares of the Company, issued pursuant to vested restricted share units held by Mr. Keegan, over a three week period ending on or about April 30, 2012. The number of shares to be sold under each stock sales plan will be made at specific market prices and subject to specific limitations and each of Messrs. Beeks, Levin and Keegan will not influence how, when or whether to affect sales under the their respective plans.

Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period. Additionally, insiders can gradually diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold stock.

Specific sales transactions under each stock sales plan will be disclosed publicly as required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2012                LIONS GATE ENTERTAINMENT CORP.
(Registrant)

/s/ Michael Burns
Name: Michael Burns
Title: Vice Chairman